ARC Group Worldwide 8-K

Exhibit 10.34

ASSET PURCHASE AGREEMENT

amongst

KECY CORPORATION,

4111 MUNSON HOLDING, LLC,

and

ARC METAL STAMPING, LLC

dated as of

June 25, 2014

EXHIBIT A	Escrow Agreement

EXHIBIT B	Bill of Sale

EXHIBIT C	Assignment and Assumption Agreement

EXHIBIT D	Lease Agreement

EXHIBIT E	Transition Services Agreement

 i

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 25, 2014, is entered into by and among Kecy Corporation, a Michigan corporation (“Kecy”), and 4111 Munson Holding, LLC, a Michigan limited liability company (“Munson”) (Kecy and Munson are hereinafter individually referred to as “Seller” and collectively referred to as “Sellers”), and ARC Metal Stamping, LLC, a Delaware limited liability company (“Buyer”). Sellers and Buyer are joined as a party herein by ARC Group Worldwide, Inc., a Utah corporation (“ARC Worldwide”), for the limited purposes relating to the Escrow, the Escrow Agreement, the ARC Common Stock, and the Escrow Shares.

RECITALS

WHEREAS, Munson is the fee owner of the Hudson Real Property; and

WHEREAS, 447 Walnut, LLC, an Ohio limited liability company, is the fee owner of the Wauseon Real Property; and

WHEREAS, Kecy is engaged in the business of metal stamping and assemblies for anti-vibration vehicle parts (the “Business”) and operates business facilities for this purpose at the Hudson Real Property, which it leases from Munson, and the Wauseon Real Property, which it leases from 447 Walnut, LLC; and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Hudson Real Property and substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the foregoing Recitals are incorporated herein by reference and as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Acquisition Proposal” has the meaning set forth in Section 7.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08 and is set forth in Schedule 2.08.

“ARC Common Stock” means: (i) the shares of common stock, par value $.0005 per share, of ARC Worldwide, the ultimate parent of the Buyer, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“ARC Worldwide” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Assets” has the meaning set forth in Section 2.01.

“Business Day” means any day except Saturday, Sunday, and any other day holiday recognized by the federal government of the Unites States.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 8.03(f).

“Buyer's Accountants” means Hein & Associates or such other certified public accounting firm appointed form time-to-time by the Buyer at its sole discretion.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

2

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.07(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Business included in the line items set forth on Schedule 2.07(a)(i) and only to the extent acquired pursuant to the terms of this Agreement and shall include Accounts Receivable, Inventory, and other current assets (other than cash equivalents).

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Schedule 2.07(a)(i) and only to the extent assumed pursuant to the terms of this Agreement.

“Deed” has the meaning set forth in Section 3.02(a)(v).

“Disclosure Schedules” means the disclosure schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement, which Sellers and Buyer acknowledge and agree are binding on them.

“Disputed Amounts” has the meaning set forth in Section 2.07(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that: (a) have been held, allocated to or acquired; or (b) for which allocations have been established as of the date of this Agreement or thereafter, for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

3

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow” means the escrow established, maintained and released for the benefit of the parties hereto in accordance with the terms and conditions of Article II herein and the Escrow Agreement.

“Escrow Agent” means Wuersch & Gering LLP.

“Escrow Agreement” means the Escrow Agreement among Buyer, ARC Worldwide, Kecy, and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Escrow Amount” means ten percent (10%) of the Purchase Price (i.e., Two Million Six Hundred Thousand Dollars ($2,600,000), which shall be represented by the value of ARC Common Stock, unless otherwise provided in this Agreement, deposited with the Escrow Agent, and held in escrow by the Escrow Agent pursuant to this Agreement. The Escrow Amount shall be deemed and represents a portion of the Purchase Price to be allocated to the Business Assets and paid to Kecy consistent with the Allocation Schedule, subject to: (a) Post-Closing Adjustments; and (b) indemnification obligations of Sellers under Article IX herein.

4

“Escrow Fund” means the funds or Escrow Shares held in Escrow, as further described in Section 2.06(a).

“Escrow Release Date” means the eighteenth month anniversary of the Closing Date, subject to all of the events described in Section 2.11.

“Escrow Shares” means the shares of ARC Common Stock issued into Escrow pursuant this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.03.

“Excluded Contracts” has the meaning set forth in Section 2.03(a).

“Excluded Liabilities” has the meaning set forth in Section 2.05.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 8.02(o).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hudson Real Property” has the meaning set forth in Section 5.04(a).

“Indemnified Party” has the meaning set forth in Section 9.01(d).

“Indemnifying Party” has the meaning set forth in Section 9.01(d).

“Independent Accountants” has the meaning set forth in Section 2.07(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.15.

5

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) semiconductor chips and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Kecy to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right, but no obligation to, sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of the Company, to which Kecy is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Kecy and used in or necessary for the conduct of the Business as currently conducted and consistent with the ordinary course of Business and past practice of the Company.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all issuances, registrations, applications or other filings by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any Intellectual Property Assets.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Internal Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(c).

“Kecy” has the meaning set forth in the preamble.

“Kecy Indemnitees” has the meaning set forth in Section 9.01(a).

6

“Knowledge of Kecy” or “Kecy’s Knowledge” or any other similar knowledge qualification, means: (a) the actual knowledge of any director or officer of Kecy; or (b) the knowledge of facts or matters that any director or officer of Kecy should have discovered or otherwise become aware of following the conduct of a reasonably comprehensive investigation regarding the accuracy of any representation or warranty made by Kecy in this Agreement.

“Knowledge of Munson” or “Munson’s Knowledge” or any other similar knowledge qualification, means: (a) the actual knowledge of any member or manager of Munson; or (b) the knowledge of facts or matters that any member or manager of Munson should have discovered or otherwise become aware of following the conduct of a reasonably comprehensive investigation regarding the accuracy of any representation or warranty made by Munson in this Agreement.

“Knowledge of Seller” or “Seller's Knowledge” or any other similar knowledge qualification, means: (a) the actual knowledge of any director, officer, member, or manager of a Seller; or (b) the knowledge of facts or matters that any director, officer, member, or manager of a Seller should have discovered or otherwise become aware of following the conduct of a reasonably comprehensive investigation regarding the accuracy of any representation or warranty made by Sellers in this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreement” has the meaning set forth in Section 3.02(a(vi).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material” or “Materially” (whether or not capitalized throughout this Agreement) means with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event), that such fact or circumstance has caused, is causing, or will cause, directly, indirectly, or consequentially, singly or in the aggregate with other facts and circumstances, any damages or losses to Buyer in excess of One Hundred Thousand Dollars ($100,000).

7

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any of the following events, occurrences, facts, conditions or changes: (i) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (ii) any action required by this Agreement, except pursuant to Section 4.03, Section 5.03 and Section 7.08; or (iii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Multiemployer Plan” has the meaning set forth in Section 4.19(c).

“Munson” has the meaning set forth in the preamble.

“Munson Indemnitees” has the meaning set forth in Section 9.01(b).

“Notice of Loss” has the meaning set forth in Section 9.01(d).

“Permits” means all assignable and transferrable permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.07(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Principal” has the meaning in Section 7.07(a).

“Principal Market” means the Nasdaq Stock Market.

“Purchased Assets” has the meaning set forth in Section 2.02.

“Purchase Price” has the meaning set forth in Section 2.06.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“Real Property” means, collectively, the Hudson Real Property and the Wauseon Real Property.

“RCRA” the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.

8

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.07(b)(ii).

“Restricted Business” means the business of metal stamping and assemblies for anti-vibration vehicle parts.

“Restricted Period” has the meaning set forth in Section 7.07(a).

“Review Period” has the meaning set forth in Section 2.07(b)(i).

“Seller” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Closing Certificates” has the meaning set forth in Section 8.02(l).

“Sellers' Accountants” means William Vaughan Company.

“Seller Indemnitees” has the meaning set forth in Section 9.01(c).

“Statement of Objections” has the meaning set forth in Section 2.07(b)(ii).

“Survival Period” has the meaning set forth in Section 9.02.

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Target Working Capital” has the meaning set forth in Section 2.07(a)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means for non-competition purposes: the United States of America.

“Third Party Claim” has the meaning set forth in Section 9.01(e).

“Trading Day” means any day on which the ARC Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for such stock, then on the principal securities exchange or securities market on which such stock is then traded; provided that “Trading Day” shall not include any day on which the ARC Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that it is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

9

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Deeds, the Lease Agreement, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vii).

“Undisputed Amounts” has the meaning set forth in Section 2.07(b)(iii).

“Union” has the meaning set forth in Section 4.20(b).

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures set forth herein. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Wauseon Real Property” means that certain real property owned by 447 Walnut, LLC and commonly described as 445-447 East Walnut Street, Wauseon, Ohio. The Wauseon Real Property was sold, transferred, conveyed, and assigned to 447 Walnut, LLC by Munson immediately prior to the Closing and was formerly leased by Munson to Kecy since 2001 for use in the operation of the Business.

Article II
Purchase and Sale

Section 2.01              Purchase and Sale of Kecy’s Assets. Subject to the terms and conditions set forth herein, at the Closing, Kecy shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Kecy, free and clear of any Encumbrances other than Permitted Encumbrances, all of Kecy's right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill owned by Kecy), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Business Assets”), including, without limitation, the following:

10

(a)              cash and cash equivalents;

(b)              all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)              all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d)              all Contracts, including Intellectual Property Agreements, set forth on Schedule 2.01(d) (the “Assigned Contracts”);

(e)              all Intellectual Property Assets;

(f)               all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property, including, without limitation, the items listed on Schedule 2.01(f) (the “Tangible Personal Property”);

(g)              all Permits, including Environmental Permits, which are held by Kecy and required for the conduct of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of the Company, and for the ownership and use of the Purchased Assets, including, without limitation, those listed on Schedule 4.17(b) and Schedule 4.18(b);

(h)              all rights to any Actions of any nature available to or being pursued by Kecy to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)               all dye and dye-related prepaid expenses, credits and advance payments;

(j)               all claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(k)              all of Kecy's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(l)               all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(m)             originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

11

(n)              all goodwill and the going concern value of the Business.

Section 2.02              Purchase and Sale of Munson’s Hudson Real Property. Subject to the terms and conditions set forth herein, at the Closing, Munson shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Munson, free and clear of any Encumbrances other than Permitted Encumbrances, all of Munson's right, title and interest in, to and under all Hudson Real Property (collectively, along with the Business Assets, the “Purchased Assets”).

Section 2.03              Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)              Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b)              the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(c)              all Benefit Plans and assets attributable thereto;

(d)              the assets, motor vehicles, properties and rights specifically set forth on Schedule 2.03(d); and

(e)              the rights which accrue or will accrue to either Seller under the Transaction Documents.

Section 2.04              Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Kecy (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)              all trade accounts payable of Kecy to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(b)              all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(c)              those Liabilities of Kecy set forth on Schedule 2.04(c);

(d)              All 2014 Michigan personal property taxes and assessments due and payable on the Business Assets shall be prorated between Kecy and Buyer as of the Closing Date as follows: Kecy shall pay the pre-Closing portion of the 2014 Michigan personal property taxes and assessments due and payable on the Business Assets, which portion shall be determined by a fraction, the numerator of which shall be the number of days in 2014 through the Closing and denominator of which shall be 365; and Buyer shall pay the post-Closing portion of the 2014 Michigan personal property taxes and assessments due and payable on the Business Assets, which portion shall be determined by a fraction, the numerator of which shall be the number of days remaining in 2014 subsequent to the Closing and denominator of which shall be 365. Such 2014 Michigan personal property taxes and assessments shall be computed on the basis of Kecy’s 2014 Form L-4175, which was filed with City of Hudson, Michigan Assessor. There shall be no further prorations of personal property tax; and

12

(e)              All real estate taxes and installments of assessments due and payable after the Closing Date on the Hudson Real Property located in Michigan shall be prorated between Munson and Buyer as of the Closing Date as follows: Munson shall pay all of the prior year’s real estate taxes and assessments, and the current year’s real estate taxes and assessments shall be prorated between Munson and Buyer with the current year’s real estate taxes and assessments treated as though they are paid in advance based on a calendar year. Such real estate taxes and assessments shall be computed on the basis of the last available tax rate and valuation as shown on the tax duplicate. If necessary, Munson and Buyer shall, post-Closing, prorate taxes and assessments on the basis of a reasonable estimate and shall enter into an agreement at Closing to re-compute and adjust the proration between them after Closing when the actual amount of taxes and assessments for the prorated period is established.

Section 2.05              Excluded Liabilities. Notwithstanding the provisions of Section 2.04 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)              any Liabilities of either Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)              any Liability for: (i) Taxes of either Seller (or any stockholder or Affiliate of either Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 7.14; or (iii) other Taxes of either Seller (or any stockholder or Affiliate of either Seller) of any kind or description (including any Liability for Taxes of either Seller (or any stockholder or Affiliate of either Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)              any Liabilities relating to or arising out of the Excluded Assets;

(d)              any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)              any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by either Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by either Seller;

13

(f)               any recall, design defect or similar claims of any products manufactured or sold or any service performed by either Seller;

(g)              any Liabilities of either Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of either Seller;

(h)              any Liabilities of either Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of either Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments due for any periods occurring on or prior to the Closing Date;

(i)               any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of either Seller (including any Environmental Claim or Liability of either Seller (or any stockholder or Affiliate of either Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger, transferee or successor liability, business continuity or otherwise by operation of contract or Law);

(j)               any trade accounts payable of either Seller: (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of either Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(k)              any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that: (i) do not constitute part of the Purchased Assets issued by the Business' customers to either Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)               any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of either Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 9.01(a) as Kecy Indemnitees;

(m)             any Liabilities under the Excluded Contracts: (i) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (ii) to the extent such Liabilities arise out of or relate to a breach by either Seller of such Excluded Contracts prior to Closing;

(n)              any Liabilities associated with debt, loans or credit facilities of either Seller and/or the Business owing to financial institutions; and

(o)              any Liabilities arising out of, in respect of or in connection with the failure by either Seller or any of their Affiliates to comply with any Law or Governmental Order.

Section 2.06              Purchase Price. The aggregate purchase price for the Purchased Assets shall be Twenty-Six Million Dollars ($26,000,000), subject to adjustment pursuant to Section 2.07 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:

14

(a)              The Buyer shall deposit to the Escrow Agent within three (3) Business Days of the Closing Date the number of newly issued shares of ARC Common Stock equal to ten percent (10%) of the aggregate Purchase Price of the Purchased Assets (i.e., Two Million Six Hundred Thousand Dollars ($2,600,000)) valued at the average VWAP for the twenty (20) Trading Days period prior to the Closing Date, which will be replaced with ten percent (10%) of the Purchase Price (i.e., Two Million Six Hundred Thousand Dollars ($2,600,000)) in cash immediately prior to final disbursement of the Escrow Fund, unless an earlier replacement cash deposit to the Escrow is required under this Agreement, in accordance with all other terms and conditions of this Agreement and the terms of the Escrow Agreement;

(b)              Ninety Percent (90%) of the Purchase Price (i.e., Twenty Three Million Four Hundred Thousand Dollars ($23,400,000)) of the Purchased Assets shall be delivered by Buyer by wire transfer of immediately available funds for deposit in the accounts designated in writing by Sellers (such designations to occur no less than three (3) Business Days prior to the Closing) (the “Closing Payments”). From such amount of Closing Payments, Buyer and Sellers agree that Five Million Dollars ($5,000,000) shall be paid and delivered to Munson for the Hudson Real Property and the remainder (i.e., Eighteen Million Four Hundred Thousand Dollars ($18,400,000)) shall be paid and delivered to Kecy for the Business Assets.

(c)              The Escrow shall be maintained by the Escrow Agent in accordance with the procedures specified in Section 2.11 and in accordance with the terms of the Escrow Agreement to satisfy: (i) any adjustments to the Purchase Price in favor of Buyer pursuant to Section 2.07(a); and (ii) any and all claims made by Buyer or any other Buyer Indemnitee against Kecy pursuant to Article IX herein.

Section 2.07              Purchase Price Adjustment.

(a)              Post-Closing Adjustment.

   (i)    Within 60 days after the Closing Date, Buyer shall prepare and deliver to Kecy: (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Schedule 2.07(a)(i) (the “Closing Working Capital Statement”); and (B) a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared using Kecy’s past accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Internal Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Schedule 2.07(a)(i). For the purposes of this Agreement, including, without limitation, this Section 2.07, the Inventory shall be valued using the valuation method used by Kecy prior to the Closing, consistent with Kecy’s past practices.

   (ii)    The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (the “Target Working Capital”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Kecy an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Kecy shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(b)              Examination and Review.

                                  (i)    Examination. After receipt of the Closing Working Capital Statement, Kecy shall have 60 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Kecy and Kecy’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as Kecy may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

15

                                   (ii)    Objection. On or prior to the last day of the Review Period, Kecy may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Kecy's objections in reasonable detail, indicating each disputed item or amount and the basis for Kecy's disagreement therewith (the “Statement of Objections”). If Kecy fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Kecy, If Kecy delivers the Statement of Objections before the expiration of the Review Period, Buyer and Kecy shall negotiate in good faith to resolve such objections within 60 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Kecy, shall be final and binding.

                                  (iii)    Resolution of Disputes. If Kecy and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then with respect to any amounts remaining in dispute (“Disputed Amounts”, and any amounts not so disputed, the “Undisputed Amounts”) Buyer and Kecy shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Kecy's Accountants or Buyer's Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

                                  (iv)    Fees of the Independent Accountants. Kecy shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants' determination and Kecy's determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer's determination and Kecy's determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Kecy is not required to pay hereunder.

                                  (v)    Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

16

                                   (vi)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall: (A) be due (I) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement, or (II) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Kecy, as the case may be. Any payment of the Post-Closing Adjustment owed by Kecy to Buyer shall be paid in cash. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date and including the date of payment at a rate per annum equal to three percent (3%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

               (c) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.07 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law. Any adjustment in the Purchase Price under this Section 2.07 shall be charged proportionately and directly against the amounts allocated to the applicable and appropriate asset category making up the corresponding amount of the Working Capital in the Allocation Schedule.

               (d) Inventory Check. Within two (2) days prior to the scheduled Closing Date, Buyer shall inspect Kecy’s Inventory. If, in the mutual agreement of the Buyer and Kecy, any Inventory is determined to be missing or is deemed to be obsolete, the Purchase Price shall be reduced by an amount to be mutually agreed upon by Buyer and Kecy. Any reduction in the Purchase Price under this Section 2.07(d) shall be charged directly against such amounts allocated to Inventory in the Allocation Schedule.

Section 2.08              Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated at “Fair Market Value”, as such term is defined in the Code, among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). Further, Buyer and Sellers agree that, subject to the terms of the Escrow and the indemnification provisions of Article IX herein, the Purchase Price shall be allocated and distributed to each Seller as follows: (a) Five Million Dollars ($5,000,000) to Munson for the Hudson Real Property; and (b) the remainder of the Purchase Price (i.e., Twenty-One Million Dollars ($21,000,000)) to Kecy for the Business Assets. The Allocation Schedule shall be prepared and mutually agreed to by Buyer and Sellers at or prior to the Closing and set forth in Schedule 2.08.

Section 2.09              Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law, if any. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.10              Third Party Consents. To the extent that Kecy's rights under any Assigned Contract or Permit constituting a Business Asset, or any other Business Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Kecy, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Business Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Kecy, to the maximum extent permitted by law and the Business Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Business Assets, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 8.02(f) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

17

Section 2.11              Maintenance and Release of Escrow.

(a)                Subject to the following provisions of this Section 2.11, the Escrow Fund shall be released by Escrow Agent to Kecy at 10:00 a.m., New York time, on the Escrow Release Date.

(b)               If the average VWAP of the ARC Common Stock for the twenty (20) Trading Days preceding the last Trading Day of any calendar quarter between the Closing Date and the Escrow Release Date is decreased by twenty percent (20%) or more since the average VWAP of the ARC Common Stock on the Closing Date, then the number of Escrow Shares will be increased so that the VWAP of the Escrowed Shares again equals ten percent (10%) of the Purchase Price (i.e., Two Million Six Hundred Thousand Dollars ($2,600,000).

(c)                If the average VWAP of the ARC Common Stock for the twenty (20) Trading Days preceding the last Trading Day of any calendar quarter between the Closing Date and the Escrow Release Date is decreased by fifty percent (50%) or more since the average VWAP of the ARC Common Stock on the Closing Date, then the Escrow Shares will be replaced with cash representing ten percent (10%) of the Purchase Price (i.e., Two Million Six Hundred Thousand Dollars ($2,600,000)).

(d)               Subject to the restrictions set forth in Section 2.11(e), the Escrow Shares will be replaced with cash representing ten percent (10%) of the Purchase Price (i.e., Two Million Six Hundred Thousand Dollars ($2,600,000) not less than five (5) Business Days prior to the Escrow Release Date (unless earlier replaced by cash in accordance with Section 2.11(c), in which case such replacement is not necessary). If no Notice of Loss has been duly delivered prior to the Escrow Release Date by Buyer to Kecy and the Escrow Agent in conformity with all of the applicable procedures set forth in this Agreement, then the Escrow Fund shall be released by Escrow Agent to Seller at 10:00 a.m., New York time, on the Escrow Release Date consistent with Section 2.11(a).

(e)                The Escrow Shares will be replaced with cash representing ten percent (10%) of the Purchase Price (i.e., Two Million Six Hundred Thousand Dollars ($2,600,000)) not less than five (5) Business Days prior to the Escrow Release Date; provided, however, that if a Notice of Loss has been duly delivered prior to the Escrow Release Date by Buyer to Kecy and the Escrow Agent in conformity with all of the applicable procedures set forth in this Agreement, then the Escrow Fund may remain in the form of Escrow Shares (unless earlier replaced by cash in accordance with Section 2.11(c), in which case the Escrow Fund shall remain in the form of cash) until the definitive determination and resolution of the claimed Losses relating to such Notice of Loss.

18

(f)                After definitive determination and resolution of the Losses relating to such Notice of Loss, the Escrow Shares, less the amount of such Losses incurred by Buyer, shall within three (3) Business Days thereafter be replaced by cash in an amount equal to ten percent (10%) of the Purchase Price (i.e., Two Million Six Hundred Thousand Dollars ($2,600,000)) (unless earlier replaced by cash in accordance with Section 2.11(c), in which case such replacement is not necessary), less the amount of any and all Losses due or payable to Buyer, and thereafter such replacement cash shall be released to Kecy.

Article III
Closing

Section 3.01              Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously, upon electronic delivery of executed documents by the parties, at the offices of Wuersch & Gering LLP, 100 Wall Street, 10th Floor, New York, NY 10005, and Eastman & Smith Ltd., One SeaGate, 24th Floor Toledo, Ohio 43604, at 10:00 am, New York time, on the second Business Day after all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02              Closing Deliverables.

(a)           At the Closing, Sellers shall deliver to Buyer the following:

(i)    the Escrow Agreement duly executed by Sellers;

(ii)   a bill of sale in the form of Exhibit B hereto/in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Kecy, transferring the tangible personal property included in the Business Assets to Buyer;

(iii)  an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Kecy, effecting the assignment to and assumption by Buyer of the Business Assets and the Assumed Liabilities;

(iv)  [Intentionally Omitted]

(v)   with respect to each parcel of Hudson Real Property, a general warranty deed in form and substance satisfactory to Buyer (each, a “Deed”) and duly executed and notarized by Munson;

(vi)  a Lease Agreement in the form of Exhibit D hereto (the “Lease Agreement”) and duly executed by 447 Walnut, LLC, leasing the Wauseon Real Property from 447 Walnut, LLC, as lessor, to Buyer, as lessee;

(vii) the Transition Services Agreement in the form of Exhibit E hereto (the “Transition Services Agreement”) and duly executed by Moore & Associates Sales Company, an Ohio corporation;

19

(viii) the Sellers’ Closing Certificates;

(x)   the FIRPTA Certificate;

(xi)  the certificates of an officer, member, or manager of Sellers required by Section 8.02(m) and Section 8.02(n); and

(xii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           At the Closing, Buyer shall deliver to Sellers the following:

               (i)    the Purchase Price, less the Escrow Amount;

               (ii)   the Escrow Agreement duly executed by Buyer;

               (iii)  the Assignment and Assumption Agreement duly executed by Buyer;

               (iv)  the Lease Agreement duly executed by Buyer;

               (v)   the Transition Services Agreement duly executed by Buyer;

               (vi) the Buyer Closing Certificate; and

               (vii) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 8.03(g) and Section 8.03(h).

(c)           At the Closing, Buyer shall deliver the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

Article IV
Representations and warranties of kecy

Except as set forth in the Disclosure Schedules, Kecy represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01              Organization and Qualification of Kecy. Kecy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business, as currently conducted and consistent with the ordinary course of Business and past practice of the Company. Schedule 4.01 sets forth each jurisdiction in which Kecy is licensed or qualified to do business, and Kecy is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Business Assets or the operation of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of the Company, makes such licensing or qualification necessary.

Section 4.02              Authority of Kecy. Kecy has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Kecy is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Kecy of this Agreement and any other Transaction Document to which Kecy is a party, the performance by Kecy of its obligations hereunder and thereunder and the consummation by Kecy of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Kecy. This Agreement has been duly executed and delivered by Kecy, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Kecy enforceable against Kecy in accordance with its terms. When each other Transaction Document to which Kecy is or will be a party has been duly executed and delivered by Kecy (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Kecy enforceable against it in accordance with its terms.

20

Section 4.03              No Conflicts; Consents. The execution, delivery and performance by Kecy of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Kecy; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Kecy, the Business or the Purchased Assets; (c) except as set forth in Schedule 4.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract or Permit to which Kecy is a party or by which Kecy or the Business is bound or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Kecy in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04              Financial Statements. Complete copies of the unaudited, internally prepared financial statements consisting of the balance sheet of the Business as of December 31 in each of the years 2011, 2012 and 2013 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Internal Financial Statements”), and the unaudited, internally prepared financial statements consisting of the balance sheet of the Business as of January 31, 2014 and the related statements of income and retained earnings, stockholders' equity and cash flow for the one-month period then ended (“Interim Financial Statements” and together with the Internal Financial Statements, the “Financial Statements”) are attached to Schedule 4.04. The Financial Statements are true, accurate and correct in all material respects and have been prepared on a basis consistent with past practices, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be Material). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of January 31, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. To the Knowledge of Kecy: (i) an audit of the Internal Financial Statements of Kecy, recast and presented in accordance with GAAP, can reasonably be expected to be completed within sixty (60) calendar days after the Closing Date; and (b) Kecy does not have any Knowledge of any facts or circumstances that could reasonably be expected to impair the completion of such audit within sixty (60) calendar days after the Closing Date.

21

Section 4.05              Undisclosed Liabilities. Kecy has no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; or (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06              Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material effect upon the Business as determined by reference to the ordinary course of Business of the Company consistent with past practice;

(b)               declaration or payment of any dividends or distributions on or in respect of any of Kecy's capital stock or redemption, purchase or acquisition of Kecy's capital stock;

(c)                material change in any method of accounting or accounting practice for the Business, except as disclosed in the notes to the Financial Statements;

(d)               material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)                entry into any Assigned Contract that would constitute a Material Contract;

(f)                incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)               transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h)               cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i)                transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(j)                 material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)               acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l)                material capital expenditures which would constitute an Assumed Liability;

22

(m)               imposition of any Encumbrance upon any of the Purchased Assets;

(n)               (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements, required by applicable Law or in the ordinary course of business and consistent with past practices; (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed Fifty Thousand Dollars ($50,000); or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;

(o)               adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(p)               any loan to (or forgiveness of any loan to), or entry into any other transaction with, any director, officer or employee of the Business;

(q)               adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r)                purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of Fifty Thousand Dollars ($50,000) individually (in the case of a lease, per annum) or One Hundred Thousand Dollars ($100,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(s)               any Assigned Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07              Material Assigned Contracts.

(a)               Schedule 4.07(a) lists each of the following Assigned Contracts: (i) by which any of the Purchased Assets are bound or affected; or (ii) to which Kecy is a party or by which it is bound in connection with the Business or the Purchased Assets (such Assigned Contracts, together with all Assigned Contracts concerning the occupancy, management or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Schedule 4.10(b)) and all Assigned Contracts relating to Intellectual Property set forth in Schedule 4.11(b), being “Material Contracts”):

    (i) all Assigned Contracts involving aggregate consideration in excess of One Hundred Thousand Dollars ($100,000) and which, in each case, cannot be cancelled without penalty or without more than 60 days' notice;

    (ii) all Assigned Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

23

    (iii) all Assigned Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

    (iv) all Assigned Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

    (v) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Assigned Contracts;

    (vi) all employment agreements and Assigned Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days' notice;

    (vii) except for Assigned Contracts relating to trade receivables, all Assigned Contracts relating to indebtedness (including, without limitation, guarantees);

    (viii) all Assigned Contracts with any Governmental Authority;

    (ix) all Assigned Contracts that limit or purport to limit the ability of Kecy to compete in any line of business or with any Person or in any geographic area or during any period of time;

    (x) all joint venture, partnership or similar Assigned Contracts;

    (xi) all Assigned Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

    (xii) all powers of attorney with respect to the Business or any Purchased Asset; and

    (xiii) all other Assigned Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)               Each Material Contract is valid and binding on Kecy in accordance with its terms and is in full force and effect. Neither Kecy nor, to Kecy's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Kecy’s Knowledge, threatened under any Assigned Contract included in the Purchased Assets.

Section 4.08              Title to Business Assets. Seller has good and valid title to all of the Business Assets. All such Business Assets are free and clear of Encumbrances, except for the following (collectively referred to as “Permitted Encumbrances”):

(a)               those items set forth in Schedule 4.08;

24

(b)               liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(c)               mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)               easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(e)               other than with respect to Hudson Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09              Condition and Sufficiency of Assets. Except as set forth in Schedule 4.09, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Business Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business, as currently conducted and consistent with the ordinary course of Business and past practice of Kecy. None of the Excluded Assets are material to the Business.

Section 4.10              Real Property.

(a)                Kecy does not own fee title to any parcel of real property used in or necessary for the conduct of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of Kecy.

(b)               Schedule 4.10(b) sets forth each parcel of real property leased by Kecy from Munson and used in or necessary for the conduct of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of Kecy, including with respect to each property, the address location and use. Further, Schedule 4.10(b) sets forth each parcel of real property that was previously leased by Kecy from Munson prior to the Closing, that was used in or necessary for the conduct of the Business as conducted immediately prior to the Closing and consistent with the ordinary course of Business and past practice of Kecy, and that was sold, transferred, assigned, and conveyed by Munson to 447 Walnut, LLC immediately prior to the Closing, including with respect to each property, the address location and use.

(c)                Kecy has not received any written notice of: (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property, as currently conducted and consistent with the ordinary course of Business and past practice of Kecy. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

25

(d)               The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business, as conducted immediately prior to the Closing and consistent with the ordinary course of Business and past practice of Kecy.

Section 4.11              Intellectual Property.

(a)               Schedule 4.11(a) lists all: (i) Intellectual Property Registrations; and (ii) Intellectual Property Assets, including software, that are not registered, but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Kecy has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)               Schedule 4.11(b) lists all Intellectual Property Agreements. Kecy has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Kecy in accordance with its terms and is in full force and effect. Neither Kecy nor, to Kecy's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)                Except as set forth in Schedule 4.11(c), Kecy is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of Kecy, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Kecy has entered into binding, written agreements with every current and former employee of Kecy, and with every current and former independent contractor, whereby such employees and independent contractors: (i) assign to Kecy any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Kecy's exclusive ownership of all Intellectual Property Assets. Kecy has provided Buyer with true and complete copies of all such agreements.

(d)               The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of Kecy.

26

(e)               Kecy's rights in the Intellectual Property Assets are valid, subsisting and enforceable. Kecy has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)                To Kecy’s Knowledge, the conduct of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of Kecy, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements, as currently or formerly owned, licensed or used by Kecy, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Kecy’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g)               There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Kecy’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Kecy in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Kecy's rights with respect to any Intellectual Property Assets; or (iii) by Kecy or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Kecy is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.12              Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Kecy free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Kecy.

Section 4.13              Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by Kecy involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Kecy not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in the ordinary course of business after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been consistently applied and are subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

27

Section 4.14              Customers and Suppliers.

(a)               Schedule 4.14(a) sets forth with respect to the Business: (i) each customer who has paid aggregate consideration to Kecy for goods or services rendered in an amount greater than or equal to One Hundred Thousand Dollars ($100,000) for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a), Kecy has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)               Schedule 4.14(b) sets forth with respect to the Business: (i) each supplier to whom Kecy has paid consideration for goods or services rendered in an amount greater than or equal to One Hundred Thousand Dollars ($100,000) for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 4.14(b), Kecy has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15              Insurance. Schedule 4.15 sets forth: (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Kecy or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Kecy since January 1, 2012. Except as set forth on Schedule 4.15, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Kecy nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies: (x) are in full force and effect and enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. Neither Kecy nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Kecy is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

28

Section 4.16              Legal Proceedings; Governmental Orders.

(a)                Except as set forth in Schedule 4.16(a), there are no Actions pending or, to Kecy's Knowledge, threatened against or by Kecy: (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Kecy’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               Except as set forth in Schedule 4.16(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Kecy is in compliance with the terms of each Governmental Order set forth in Schedule 4.16(b). To Kecy’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17              Compliance With Laws; Permits.

(a)                Except as set forth in Schedule 4.17(a) and to Kecy’s Knowledge, Kecy has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted and with respect to the ownership and use of the Purchased Assets.

(b)               To Kecy’s Knowledge, all Permits required for Kecy to conduct the Business, as currently conducted and consistent with the ordinary course of Business and past practice of Kecy, with respect to the ownership and/or use of the Purchased Assets have been obtained by Kecy and are valid and in full force and effect. To Kecy’s Knowledge, all fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.17(b) lists all current Permits issued to Kecy which are related to the conduct of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of Kecy, and the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Kecy’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.17(b).

Section 4.18              Environmental Matters.

(a)                Except as set forth in Schedule 4.18(a) and to Kecy’s Knowledge, the operations of Kecy with respect to the Business and the Purchased Assets are currently and have been in material compliance with all Environmental Laws. Kecy has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               Except as set forth in Schedule 4.18(b), Kecy has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 4.18(b)) necessary for the conduct of the Business, as currently conducted and consistent with the ordinary course of business and past practice of Kecy. With respect to the ownership, lease, operation or use of the Purchased Assets, all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Kecy through the Closing Date in accordance with Environmental Law. Kecy is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business, as currently conducted and consistent with the ordinary course of business and past practice of Kecy, or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Kecy has undertaken, or will commence prior to the Closing Date, all available measures necessary to facilitate transferability of the same and if and to the extent any Environmental Permits are not transferable or assignable to Buyer with full force and effectiveness as of the Closing Date, Kecy will promptly update the Disclosure Schedule with all applicable details therewith. Kecy is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

29

(c)               Except as set forth in Schedule 4.18(c), Kecy has made and is in material compliance with all environmental filing and reporting requirements for the storage, use, and disposal of Hazardous Materials necessary for the conduct of the Business, as currently conducted and consistent with the ordinary course of business and past practice of Kecy. With respect to the ownership, lease, operation, or use of the Purchased Assets, all such filings and reports have been timely made, are up to date, and shall be maintained by Kecy through the Closing Date in accordance with Environmental Law. Kecy is not aware of any condition, event, or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business, as currently conducted and consistent with the ordinary course of business and past practice of Kecy, or the ownership, lease, operation or use of the Purchased Assets.

(d)               To Kecy’s Knowledge, none of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Kecy in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e)               Except as set forth in Schedule 4.18(e) and to Kecy’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Kecy in connection with the Business, and Kecy has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Kecy in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Kecy.

(f)                To Kecy’s Knowledge, Schedule 4.18(f) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Kecy in connection with the Business or the Purchased Assets.

(g)               To Kecy’s Knowledge, Schedule 4.18(g) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Kecy in connection with the Business or the Purchased Assets as to which Kecy may retain liability, and Kecy has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Kecy.

30

(h)               Kecy has not retained, by contract or, to Kecy’s Knowledge, assumed by operation of Law, any liabilities or obligations of third parties under Environmental Law.

(i)                Except as set forth in Schedule 4.18(i), Kecy has provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Kecy in connection with the Business which are in the possession or control of Kecy related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(j)                Except as set forth in Schedule 4.18(j), Kecy is neither aware of nor reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently conducted and consistent with the ordinary course of Business and past practice of Kecy.

(k)               Kecy owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Schedule 4.18(k)) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Kecy is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 4.19              Employee Benefit Matters.

(a)               Schedule 4.19(a) contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Kecy for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Kecy has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 4.19(a), each, a “Benefit Plan”).

(b)               With respect to each Benefit Plan, Kecy has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

31

(c)                Except as set forth in Schedule 4.19(c), each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Kecy or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Schedule 4.19(c), all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles.

(d)               Neither Kecy nor any of its ERISA Affiliates has: (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)                With respect to each Benefit Plan: (i) no such plan is a Multiemployer Plan, except as set forth in Schedule 4.19(e), no such plan is a Multiemployer Plan, and all contributions required to be paid by Kecy or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code,/ except as set forth in Schedule 4.19(e), no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 4.19(e) has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

32

(f)                Except as set forth in Schedule 4.19(f) and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g)               Except as set forth in Schedule 4.19(g), there is no pending or, to Kecy's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)               There has been no amendment to, announcement by Kecy or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Kecy nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(i)                Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations).

(j)                Except as set forth in Schedule 4.19(j), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.20              Employment Matters.

(a)                Schedule 4.20(a) contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 4.20(a), as of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

33

(b)               Except as set forth in Schedule 4.20(b), Kecy is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Kecy, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Schedule 4.20(b), there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Kecy or any employees of the Business.

(c)               Kecy is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Schedule 4.20(b) and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Kecy as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Schedule 4.20(c), there are no Actions against Kecy pending, or to the Kecy's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)               Seller has complied with the WARN Act.

Section 4.21              Taxes. Except as set forth in Schedule 4.21:

(a)               All Tax Returns required to be filed by Kecy for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Kecy (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)               Kecy has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

34

(c)                No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Kecy.

(d)               To Kecy’s Knowledge, all deficiencies asserted, or assessments made, against Kecy as a result of any examinations by any taxing authority have been fully paid.

(e)                Kecy is not a party to any Action by any taxing authority. To Kecy’s Knowledge, there are no pending or threatened Actions by any taxing authority.

(f)                There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Kecy’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)               Kecy is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)               Kecy is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)                 None of the Purchased Assets is property that Kecy is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(j)                 None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.22              Brokers. Except as set forth in Schedule 4.22, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Kecy.

Section 4.23                No Knowledge of Breaches. Kecy has no actual knowledge of any breach of any representation, warranty or covenant contained in this Agreement.

Section 4.24               Product Liability. To Kecy’s Knowledge, no product manufactured, sold, leased or delivered by Kecy is subject to any material guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Kecy has furnished Buyer with copies of the standard terms and conditions of sale used by Kecy. To Kecy’s Knowledge, Kecy has no liability for any design defect, product failure or other material product liability claim arising from or related to any of Kecy’s products.

Section 4.25                Certain Interests. No stockholder, officer or director of Kecy and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such stockholder, officer or director:

(a)                has any direct or indirect financial interest in any competitor, supplier or customer of the Business; provided, however, that the ownership of securities representing no more than five percent (5%) of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

35

(b)               owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that Kecy uses or has used in the conduct of the Business; or

(c)                has outstanding any Indebtedness to Kecy.

Section 4.26              Certain Business Practices. Neither Kecy nor any of its directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of Kecy or any officer, director, partner, employee or agent of any such customer or officer, director, partner, employee or agent for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

Section 4.27              Full Disclosure. Kecy is not aware of any facts pertaining to Kecy or the Business which affect adversely the Business or which are likely in the future to affect adversely the Business and which have not been disclosed in this Agreement, the Disclosure Schedule, the Financial Statements or otherwise disclosed to the Purchaser by Kecy in writing. No representation or warranty by Kecy in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V
Representations and warranties of munson

Except as set forth in the Disclosure Schedules, Munson represents and warrants to Buyer that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01              Organization and Qualification of Munson. Munson is a limited liability company duly organized, validly existing and in full force and effect under the Laws of the State of Michigan and has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. Schedule 5.01 sets forth each jurisdiction in which Munson is licensed or qualified to do business, and Munson is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Hudson Real Property is located.

Section 5.02              Authority of Munson. Munson has full company power and authority to enter into this Agreement and the other Transaction Documents to which Munson is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Munson of this Agreement and any other Transaction Document to which Munson is a party, the performance by Munson of its obligations hereunder and thereunder and the consummation by Munson of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Munson. This Agreement has been duly executed and delivered by Munson, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Munson enforceable against Munson in accordance with its terms. When each other Transaction Document to which Munson is or will be a party has been duly executed and delivered by Munson (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Munson enforceable against it in accordance with its terms.

36

Section 5.03              No Conflicts; Consents. The execution, delivery and performance by Munson of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of organization, operating agreement or other organizational documents of Munson; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Munson or the Hudson Real Property; (c) except as set forth in Schedule 5.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Munson is a party or by which Munson is bound or to which any of the Hudson Real Property is subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Hudson Real Property. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Munson in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04              Real Property.

(a)               Schedule 5.04(a) sets forth each parcel of real property owned by Munson and used in or necessary for the conduct of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of Kecy (the “Hudson Real Property”), including with respect to each such parcel of real property, the address location and use. With respect to each parcel of the Hudson Real Property:

    (i) Munson has good and marketable fee simple title, free and clear of all Encumbrances, except: (A) Permitted Encumbrances; and (B) those Encumbrances set forth on Schedule 5.04(a)(i);

    (ii) except as set forth on Schedule 5.04(a)(ii), Munson has not leased or otherwise granted to any Person the right to use or occupy the Hudson Real Property or any portion thereof; and

    (iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Hudson Real Property or any portion thereof or interest therein.

37

(b)               Munson has not received any written notice of: (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Hudson Real Property; (ii) existing, pending or threatened condemnation proceedings affecting the Hudson Real Property; or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to own and/or use the Hudson Real Property as it is currently owned and used.

Section 5.05              Legal Proceedings; Governmental Orders.

(a)               Except as set forth in Schedule 5.05(a), there are no Actions pending or, to Munson's Knowledge, threatened against or by Munson: (a) relating to or affecting the Hudson Real Property; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Munson’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               Except as set forth in Schedule 5.05(b) and to Munson’s Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Hudson Real Property. Munson is in compliance with the terms of each Governmental Order set forth in Schedule 5.05(b). To Munson’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 5.06              Environmental Matters.

(a)                Except as set forth in Schedule 5.06(a) and to Munson’s Knowledge, Munson’s ownership of the Hudson Real Property is currently and has been in material compliance with all Environmental Laws. Munson has not received from any Person, with respect to the Hudson Real Property, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               Munson is not aware of and does not possess any Environmental Permit necessary to own the Hudson Real Property.

(c)                To Munson’s Knowledge, none of the Hudson Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)               Except as set forth in Schedule 5.06(d) and to Munson’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Hudson Real Property, and Munson has not received an Environmental Notice that any of the Hudson Real Property has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Munson.

(e)                To Munson’s Knowledge, Schedule 5.06(e) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Munson on the Hudson Real Property.

(f)                Except as set forth in Schedule 5.06(f), Munson has provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Hudson Real Property which are in the possession or control of Munson related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

38

(g)               Munson is neither aware of nor reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership of the Hudson Real Property.

Section 5.07              Brokers. Except as set forth in Schedule 5.07, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Munson.

Section 5.08              No Knowledge of Breaches. Munson has no actual knowledge of any breach of any representation, warranty or covenant contained in this Agreement.

Section 5.09              Full Disclosure. Munson is not aware of any facts pertaining to Munson or the Hudson Real Property which affect adversely the Hudson Real Property or which are likely in the future to affect adversely the Hudson Real Property and which have not been disclosed in this Agreement, the Disclosure Schedules or otherwise disclosed to Buyer by Munson in writing. No representation or warranty by Munson in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article VI
Representations and warranties of buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article VI are true and correct as of the date hereof.

Section 6.01              Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its formation or incorporation.

Section 6.02              Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

39

Section 6.03              No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not materially affect the Business.

Section 6.04              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 6.05              Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 6.06              Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article VII
Covenants

Section 7.01              Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Kecy shall: (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Kecy shall:

40

(a)                preserve and maintain all Permits required for the conduct of the Business, as currently conducted and consistent with the ordinary course of Business and past practice of the Company, and the ownership and use of the Business Assets;

(b)               pay the debts, Taxes and other obligations of the Business when due;

(c)               continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)               maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)               continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)                defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)               perform all of its obligations under all Assigned Contracts;

(h)               maintain the Books and Records in accordance with past practice;

(i)                comply in all material respects with all Laws applicable to the conduct of the Business and the ownership and use of the Purchased Assets; and

(j)                not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 7.02              Access to Information. From the date hereof until the Closing, Sellers shall: (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Sellers shall permit Buyer and its Representatives to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of solid waste, Hazardous Materials, indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 7.03              No Solicitation of Other Bids.

(a)                Until at least June 1, 2014, Sellers shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly,: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

41

(b)               In addition to the other obligations under this Section 7.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by Sellers or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same if such Acquisition Proposal or inquiry is received prior to June 1, 2014.

(c)               Sellers agree that the rights and remedies for noncompliance with this Section 7.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 7.04              Notice of Certain Events.

(a)               From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

    (i)                 any fact, circumstance, event or action the existence, occurrence or taking of which: (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material effect upon the Business in the ordinary course consistent with past practice, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by a Seller hereunder not being true and correct; or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

    (ii)               any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (iii)             any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

    (iv)             any Actions commenced or, to Sellers' Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               Buyer’s receipt of information pursuant to this shall not operate as a waiver or otherwise effect any representation, warranty, or agreement given or made by Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

42

Section 7.05              Employees and Employee Benefits.

(a)               As of the Closing, Kecy shall technically terminate all employees of the Business who then actively work for Kecy. Such technical termination of such employees does not require Kecy to provide or issue any WARN Act notices. Under the WARN Act, any person who is an employee of Kecy as of the Closing shall be considered an employee of Buyer immediately after the Closing. It is Buyer’s intention to offer employment, on an “at will” basis, to all or substantially all of such employees. Kecy shall bear any and all obligations and liabilities under the WARN Act, if any, regarding such employees prior to the Closing, and Buyer shall bear any and all obligations and liabilities under the WARN Act, if any, regarding such employees after the Closing, including, without limitation, obligations and liabilities resulting from any employment losses occurring after the Closing.

(b)               Kecy shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Kecy at any time on or prior to the Closing Date and Kecy shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)               Kecy shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, so long as such claims relate to events occurring on or prior to the Closing Date and such employees, officers, directors, independent contractors or consultants is eligible under the applicable benefit plan. Kecy also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Kecy shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)               Effective as soon as practicable following the Closing Date, Kecy, or any applicable Affiliate, shall effect a transfer of assets and liabilities from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by Buyer, with respect to those employees of the Business who become employed by Buyer, or an Affiliate of Buyer, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code.

(e)               Each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with Kecy prior to the Closing Date; provided, however, that: (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer's defined contribution retirement plan.

Section 7.06              Confidentiality. From and after the Closing, Kecy shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Kecy can show that such information: (a) is or becomes generally available to and known by the public through no fault of Kecy, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Kecy, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Kecy or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Kecy shall promptly notify Buyer in writing and shall disclose only that portion of such information which Kecy is advised by its counsel in writing is legally required to be disclosed, provided that Kecy shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

43

Section 7.07              Non-competition; Non-solicitation.

(a)               For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), David Zerbey and Raymond Cox (the “Principals”) shall not, and shall not permit any of their Affiliates to, directly or indirectly,: (i) engage in or assist others in engaging in the Restricted Business in direct competition with the Buyer in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in direct competition with the Buyer in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Kecy and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, each of the Principals may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Principal is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. Buyer recognizes that the Principals are in the business of buying and selling manufacturing equipment. Accordingly, and notwithstanding anything in this Agreement to the contrary, the Principals shall be permitted to buy and sell manufacturing equipment and operations during the Restricted Period so long as such activities do not compete directly with the Business as operated on the Closing Date, and such activities shall not be deemed in direct competition with Buyer or to be a Restricted Business hereunder.

(b)               During the Restricted Period, each Principal shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer within 30 days of the Closing pursuant to Section 7.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employee; provided, that nothing in this Section 7.07(b) shall prevent each Principal or any of their Affiliates from hiring: (i) any employee whose employment has been terminated by Buyer; or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)               Each Principal acknowledges that a breach or threatened breach of this Section 7.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by each Principal of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

44

(d)               Each Principal acknowledges that the restrictions contained in this Section 7.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.08              Governmental Approvals and Consents.

(a)               Each party hereto shall, as promptly as possible,: (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)               Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 4.03.

(c)               Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

    (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

    (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

    (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

45

(d)               All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Kecy with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)               Notwithstanding the foregoing, nothing in this Section 7.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 7.09              Books and Records.

(a)                In order to facilitate the resolution of any claims made against or incurred by a Seller prior to the Closing, or for any other reasonable purpose, for a period of ten years after the Closing, Buyer shall:

    (i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and

    (ii) upon reasonable notice, afford the Sellers' Representatives reasonable access (including the right to make, at Sellers' expense, photocopies), during normal business hours, to such Books and Records.

(b)               In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of two years following the Closing, Kecy shall:

    (i) retain the books and records (including personnel files) of Kecy which are retained by Kecy and relate to the Business and its operations for periods prior to the Closing; and

    (ii) upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

46

(c)                Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 7.09 where such access would violate any Law.

Section 7.10              Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 7.11              Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 7.12              Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Kecy to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 7.13              Receivables. From and after the Closing, if Kecy or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Kecy or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Kecy within five Business Days after its receipt thereof.

Section 7.14              Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 7.15              Tax Clearance Certificates. If requested by Buyer, Kecy shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Kecy or where Kecy has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Kecy. If any taxing authority asserts that Kecy is liable for any Tax, Kecy shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 7.16              Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

47

Section 7.17              Environmental. Prior to the Closing, Kecy shall be responsible for closing and shutting down the Foam Line Operation located at the Wauseon Real Property. For the purposes of this Agreement, the “Foam Line Operation” is defined as the operations conducted by Kecy in the Urethane Parts Manufacturing Building to manufacture rigid urethane foam parts, and all handling of equipment, raw materials, products, and waste materials relating to same, wherever undertaken. If Buyer so requests in writing prior to the Closing, Kecy shall remove from the Wauseon Real Property any equipment or materials associated with the Foam Line Operation that Buyer does not want to take ownership of or control over, which removal shall occur as soon as possible after the Closing. Kecy further agrees to clean and decontaminate as soon as possible, whether before and/or after the Closing, the Urethane Parts Manufacturing Building housing the Foam Line Operation, including, without limitation, floors and other areas where spills or releases of Hazardous Materials have or may have occurred.  Kecy shall be solely responsible for properly managing all wastes materials and residuals generated from the cleaning of the Urethane Parts Manufacturing Building housing the Foam Line Operation in accordance with all applicable Environmental Laws, including, without limitation, properly storing, preparing manifests using Kecy’s hazardous waste generator identification number, transporting, and disposing of such materials and residuals as hazardous waste.  Buyer shall have no responsibility for any such removed equipment or materials, any cleaning wastes or residuals generated by Kecy (including, without limitation, off-site disposal liability), or any other damages or liability arising from the completion of the tasks set forth in this Section 7.17 regardless of when such equipment or materials are removed or tasks completed.

Article VIII

Conditions to closing

Section 8.01              Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)               Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Section 5.03, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 6.03, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02              Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

48

(a)               Other than the representations and warranties of Kecy contained in Section 4.01, Section 4.02, and Section 4.22, the representations and warranties of Kecy contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty not qualified by materiality) or in all material respects (in the case of any representation or warranty qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Kecy contained in Section 4.01, Section 4.02, and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Other than the representations and warranties of Munson contained in Section 5.01, Section 5.02, and Section 5.07, the representations and warranties of Munson contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty not qualified by materiality) or in all material respects (in the case of any representation or warranty qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Munson contained in Section 5.01, Section 5.02, and Section 5.07 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)                Kecy shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(d)               Munson shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(e)                No Action shall have been commenced against Buyer or a Seller, which would legally prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(f)                All approvals, consents and waivers that are listed on Schedule 4.03 and Schedule 5.03 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(g)               From the date of this Agreement, there shall not have occurred any event which is material to the Business, as determined by reference to the ordinary course of Business consistent with past practice since the date of the Interim Financial Statements, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in any such material event.

49

(h)               Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(i)                Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Kecy as of the Closing Date.

(j)                Buyer shall have received an owner's title insurance policy with respect to the Hudson Real Property (the cost and expense of which shall be shared equally between Buyer and Munson), issued by a nationally recognized title insurance company acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Munson and Buyer shall mutually agree upon. Such title insurance policy shall insure fee simple title to each Hudson Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and those listed on Schedule 5.04(a)(i). Buyer shall have received (at Buyer’s sole cost and expense) an appropriately certified ALTA/ACSM Land Title Survey showing no Encumbrances other than the Permitted Encumbrances and those listed on Schedule 5.04(a)(i), and otherwise in form and substance satisfactory to Buyer, for each of the Owned Real Properties.

(k)               All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(l)                Buyer shall have received: (i) a certificate, dated the Closing Date and signed by a duly authorized officer of Kecy, that each of the conditions set forth in Schedule 8.02(a) and Schedule 8.02(c) have been satisfied; and (ii) a certificate, dated the Closing Date and signed by a duly authorized manager or member of Munson, that each of the conditions set forth in Section 8.02(b) and Section 8.02(c) have been satisfied (collectively, the “Sellers’ Closing Certificates”).

(m)              Buyer shall have received: (i) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Kecy certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Kecy authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) a certificate of the manager or an authorized member of Munson certifying that attached thereto are true and complete copies of all resolutions adopted by the members of Munson, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby

(n)               Buyer shall have received: (i) a certificate of an officer of Kecy certifying the names and signatures of the officers of Kecy authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and (ii) a certificate of the manager or an authorized member of Munson certifying the names and signatures of the manager and members of Munson authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

50

(o)               Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Munson is not a foreign person within the meaning of Section 1445 of the Code duly executed by Munson.

(p)               Buyer shall have received from a legal opinion from Kecy’s attorney, addressed to Buyer and dated as of the Closing, in a form satisfactory to Buyer.

(q)               Buyer shall have completed all its business, legal, accounting and environmental due diligence with respect to the Business and shall, in its sole judgment, be satisfied with the results thereof.

(r)                The board of directors of Buyer has consented to the transactions contemplated under this Agreement and the other Transaction Documents.

(s)                Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 8.03              Conditions to Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers' waiver, at or prior to the Closing, of each of the following conditions:

(a)               Other than the representations and warranties of Buyer contained in Schedule 6.01, Schedule 6.02, and Schedule 6.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Schedule 6.01, Schedule 6.02, and Schedule 6.04, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)               Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)               All approvals, consents and waivers that are listed on Schedule 4.03 and Schedule 5.03 shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e)               Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

51

(f)                Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g)               Sellers shall have received a certificate of an officer of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)               Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)                Buyer shall have delivered to Sellers such other documents or instruments as a Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article IX
Indemnification

Section 9.01 General Indemnification.

(a)                Subject to Section 9.03 hereof, from and after the Closing, Kecy hereby agrees to indemnify, defend and hold harmless Buyer, its Affiliates, and each of their respective directors, officers, employees, agents and shareholders (collectively, the “Kecy Indemnitees”) from and against any and all Losses arising out of, based upon or resulting from: (i) any breach of any representation or warranty made by Kecy herein or in any of the Transaction Documents; (ii) any breach or default in the performance by Kecy of any covenant or agreement contained herein or in any of the Transaction Documents; (iii) any Excluded Asset or any Excluded Liability or any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Kecy or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; and/or (iv) any Environmental Claim arising under RCRA or CERCLA and relating to Kecy’s operation of the Foam Line Operation prior to the Closing Date, including, without limitation, any off-site disposal of waste material generated from the Foam Line Operation. Kecy’s indemnification obligations under this Article IX shall first be satisfied out of the Escrow Funds pursuant to Section 2.10 herein and, thereafter, Buyer Indemnitees may seek indemnification to the extent permitted in this Article IX against Kecy.

(b)               Subject to Section 9.04 hereof, from and after the Closing, Munson hereby agrees to indemnify, defend and hold harmless Buyer, its Affiliates, and each of their respective directors, officers, employees, agents and shareholders (collectively, the “Munson Indemnitees”) from and against any and all Losses arising out of, based upon or resulting from: (i) any breach of any representation or warranty made by Munson herein or in any of the Transaction Documents; (ii) any breach or default in the performance by Munson of any covenant or agreement contained herein or in any of the Transaction Documents; and/or (iii) any Environmental Claim arising under RCRA or CERCLA and relating to Kecy’s operation of the Foam Line Operation prior to the Closing Date, including, without limitation, any off-site disposal of waste material generated from the Foam Line Operation.

52

(c)               From and after the Closing, Buyer hereby agrees to indemnify, defend and hold harmless Sellers, their respective Affiliates, and each of their respective directors, officers, employees, agents and shareholders (collectively, the “Seller Indemnitees”) from and against any and all Losses arising out of, based upon or resulting from: (i) any breach of any representation or warranty made by Buyer herein; (ii) any breach or default in the performance by Buyer of any covenant or agreement herein; (iii) ownership of the Purchased Assets after the Closing; (iv) the performance, a breach, a default, or other actions regarding the Assigned Contracts after the Closing; (v) the Assumed Liabilities; and/or (vii) the conduct or operation of the Company’s business from and after the Closing Date.

(d)               In the event that a Person entitled to indemnification under this Article IX (the “Indemnified Party”) shall incur or suffer any Losses in respect of which indemnification may be sought under this Article IX against the Person required to provide indemnification under this Article IX (the “Indemnifying Party”), the Indemnified Party must assert a claim for indemnification within the Survival Period by a written notice which contains reasonably sufficient detail and information of the Losses as then known (the “Notice of Loss”) to the Indemnifying Party stating the nature and basis of such Losses. The Notice of Loss must be provided to the Indemnifying Party as soon as practicable, but in no event later than ninety (90) calendar days after the Indemnified Party acquires knowledge of the basis for the claim for indemnification. Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Notice of Loss in such a timely manner shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Section 9.01 except to the extent that the Indemnifying Party’s ability to defend such claim is materially prejudiced by the Indemnified Party’s failure to give such Notice of Loss in such a timely manner. If the Notice of Loss relates to a Third Party Claim, then the procedures set forth in Sections 9.01(e), (f) and (g) shall be applicable.

(e)                Within thirty (30) days after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any Action by a third Person (“Third Party Claim”) in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party shall so notify in writing the Indemnifying Party, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party under this Section 9.01 except to the extent that the Indemnifying Party’s ability to defend such claim is prejudiced by the Indemnified Party’s failure to give such notice. In no event will the Indemnified Party admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense (at the Indemnifying Party’s expense) of any such claim through counsel of the Indemnifying Party’s own choosing by so notifying the Indemnified Party within 45 days of the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.

53

(f)                If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such Third Party Claim, and making employees of the Buyer reasonably available to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that, by its terms, fully and unconditionally releases and discharges the Indemnified Party from the full amount of any and all direct or indirect obligations or liability in connection with such Third Party Claim and imposes only monetary damages to be paid solely by the Indemnifying Party without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party. None of the Indemnified Party or any of its Affiliates may settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may have a liability under this Agreement without the prior written consent of the Indemnifying Party, which consent may be withheld in the sole discretion of the Indemnifying Party. The Indemnifying Party shall not be liable under this Section 9.01(f) for any settlement, compromise or discharge affected without its consent in respect of any claim for which indemnity may be sought hereunder. No Indemnified Party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

(g)               After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume control of the defense of such Third Party Claim within 45 days after the Indemnifying Party’s receipt of the notice required pursuant to Section 9.01(d) of this Agreement, then the Indemnified Party shall have the right to defend such claim.

Section 9.02 Survival. The rights of the parties to assert a claim under this Article IX shall survive the Closing Date for a period beginning on the Closing Date and ending on the second anniversary after the Closing Date and thereafter shall terminate and expire (the “Survival Period”); provided, however, that:

(a)               the representations and warranties made pursuant to Section 4.01 (Organization and Qualification), Section 4.02 (Authority of Kecy), Section 4.08 (Title to Business Assets), Section 4.22 (Brokers), Section 5.01 (Organization and Qualification), Section 5.02 (Authority of Munson), Section 5.04(a)(i) (Title to the Hudson Real Property) and Section 5.07 (Brokers) shall survive indefinitely; and

(b)               the representations and warranties made pursuant to Section 4.18 (Environmental Matters), Section 4.19 (Employee Benefit Matters), Section 4.21 (Taxes), Section 4.24 (Product Liability) and Section 5.06 (Environmental Matters) shall survive the Closing Date and terminate upon the lapse of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, except with respect to liabilities for any item as to which, prior to the respective Survival Period, an Indemnified Party shall have asserted a claim in writing as required pursuant to the provisions of this Article IX, in which case the liability for such claim shall continue until it shall have been finally settled, decided or adjudicated.

54

Section 9.03 Limitation on Liability.

(a)               The maximum monetary liability of Kecy (including any Affiliate, agent, representative, officer, director, or shareholder of Kecy), under this Agreement (specifically including, without limitation, any liability under Section 9.01(a) herein) or with respect to any other claim, whether in contract or in tort, arising hereunder or otherwise in connection with the solicitation of interest, negotiation and consummation and performance of the transactions hereunder or contemplated hereby shall not exceed an amount equal to Two Million One Hundred Thousand Dollars ($2,100,000) for all matters (the “Kecy Max”); provided, however, that to the extent the Kecy Max is reached and a Kecy Indemnitee would otherwise be entitled to the additional recovery of Losses pursuant to Section 9.01(a)(iv), then the Kecy Max shall be increased by an additional One Million One Hundred Thirty Thousand Dollars ($1,130,000) solely for the purposes of such Losses pursuant to Section 9.01(a)(iv).

(b)               The maximum monetary liability of Munson (including any Affiliate, agent, representative, manager, or member of Munson), under this Agreement (specifically including, without limitation, any liability under Section 9.01(b) herein) or with respect to any other claim, whether in contract or in tort, arising hereunder or otherwise in connection with the solicitation of interest, negotiation and consummation and performance of the transactions hereunder or contemplated hereby shall not exceed an amount equal to Five Hundred Thousand Dollars ($500,000) for all matters (the “Munson Max”); provided, however, that to the extent the Munson Max is reached and a Munson Indemnitee would otherwise be entitled to the additional recovery of Losses pursuant to Section 9.01(b)(iii), then the Munson Max shall be increased by an additional Two Hundred Seventy Thousand Dollars ($270,000) solely for the purposes of such Losses pursuant to Section 9.01(b)(iii).

(c)               No Indemnifying Party shall be obligated to defend, indemnify, hold harmless, or pay under an indemnification obligation under Section 9.01 herein until the aggregate Losses of the applicable Indemnified Party exceeds One Hundred Fifty Thousand Dollars ($150,000); provided, however, to the extent any such Losses do exceed One Hundred Fifty Thousand Dollars ($150,000), such Indemnified Party’s indemnification entitlement shall include such initial One Hundred Fifty Thousand Dollars ($150,000).

(d)               Each Person entitled to indemnification hereunder shall take all such steps as it deems reasonable to mitigate Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable under this Agreement or in connection herewith.

(e)               Sellers shall not be liable in respect of any claim if such claim or liability arises or is increased as a result of legislation being introduced or amended or a judgment made the effect of which is to restate the applicable Law after the date of this Agreement.

55

Section 9.04              Computation of Losses. Buyer shall seek full recovery under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder, and Buyer shall not terminate or cancel any insurance policies in effect for periods prior to the Closing, to the extent Buyer has control over the continuation of such insurance policies. In the event that an insurance recovery is made by Buyer or any of its Affiliates with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the applicable Seller. The Indemnifying Party shall be subrogated to all rights of the Indemnified Party in respect of any Losses indemnified by the Indemnifying Party.

Section 9.05              Third-Party Recovery; Certain Tax Adjustments; Reduction of Indemnification Payments for Tax Benefits. From and after the Closing, upon the reasonable request of a Seller, Buyer shall seek to recover (for the account of a Seller), at the reasonable direction of, and at the sole cost and expense of, Sellers, from third parties (whether pursuant to Material Contracts or otherwise) any Losses paid by a Seller, to Buyer (or Indemnified Party), in respect of any indemnity payment pursuant to this Agreement, provided, that: (i) the approval of Buyer (which shall not be unreasonably withheld or delayed for matters which do not lead to any liability or the creation of a financial or other obligation on the part of Buyer or any Indemnified Party and provide, in customary form, for the unconditional release of Buyer and each Indemnified Party from any and all liabilities and obligations in connection with such matter) will be required for the entry by the Buyer thereof of any judgment, or the entry by the Buyer thereof into any settlement or compromise, if such judgment, settlement or compromise involves any admission of liability or any material undertakings (including any payment obligations) of the Buyer or any of its Affiliates; and (ii) the Buyer will not agree to the entry of any judgment or enter into any settlement or compromise with respect thereto without the prior written consent of Sellers (which consent shall not be unreasonably withheld).

Section 9.06              Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any and all amounts payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at ten percent (10%) per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 9.07              Exclusive Remedy. From and after the Closing Date, the rights and remedies of the parties under this Article IX are the sole and exclusive rights and remedies of the parties with respect to any matters arising out of or relating to this Agreement and the transactions contemplated by this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER HEREBY WAIVES, RELEASES AND DISCHARGES, FOR ITSELF AND ON BEHALF OF ALL BUYER INDEMNITEES, ALL RIGHTS TO, AND SELLERS HEREBY DISCLAIM ANY OBLIGATIONS FOR, ALL PUNITIVE, SPECIAL, EXEMPLARY, CONSEQUENTIAL, DIRECT OR INDIRECT OR OTHER DAMAGES, HOWEVER CHARACTERIZED, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY.

56

Section 9.08              Tax Treatments of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Article X
Termination

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of Sellers and Buyer;

(b)               by Buyer by written notice to Sellers if:

    (i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, material inaccuracy in or material failure to perform any representation, warranty, covenant or agreement made by a Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Sellers' receipt of written notice of such breach from Buyer; or

    (ii) any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2014, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)               by a Seller by written notice to Buyer and the other Seller if:

    (i) Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, material inaccuracy in or material failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer's receipt of written notice of such breach from a Seller; or

    (ii) any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2014, unless such failure shall be due to the material failure of a Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by Buyer or a Seller in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

57

(e)               by Buyer if Sellers deliver an update or supplement to the Sellers’ Disclosure Schedule that materially changes the Sellers’ Disclosure Schedule, or

(f)                by Sellers if Buyer provides an update or supplement that materially changes the Buyer’s Disclosure Schedule.

Section 10.02          Effect of Termination. In the event of the termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)               as set forth in Section 7.06 and Section 10.01 hereof; and

(b)               that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article XI
Miscellaneous

Section 11.01          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail of the United States Postal Service, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Sellers:	Kecy Corporation
Attn: Mr. Raymond Cox, President
9506 State Route 100
Napoleon, Ohio 43545
e-mail: RCox@kecycorporation.com

and

4111 Munson Holding, LLC
Attn: Mr. Raymond Cox, Member
9506 State Route 100
Napoleon, Ohio 43545
e-mail: RCox@kecycorporation.com

58

	with a copy to:	Eastman & Smith Ltd.
One SeaGate, 24th Floor
Toledo, Ohio 43604
Attention: Jon B. Liebenthal, Esq.
e-mail: jbliebenthal@eastmansmith.com

If to Buyer:		ARC Metal Stamping, LLC
Attn: Drew M. Kelley, Chief Financial Officer
810 Flightline Blvd.
Deland, FL 32724
e-mail: dkelly@arcgroupworldwide.com

	with a copy to:	Wuersch & Gering LLP
100 Wall Street, 10th Floor
New York, NY 10005
Attention: Travis L. Gering, Esq.
e-mail: travis.gering@wg-law.com

Section 11.03          Interpretation. For purposes of this Agreement,: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision. Except as provided in Section 7.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

59

Section 11.06          Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08          No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule of any other jurisdiction.

Section 11.11          Arbitration. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement, shall be resolved by arbitration before a panel of three (3) arbitrators, administered by JAMS under its arbitration rules then in effect and held in Chicago, Illinois, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled.

60

Section 11.12          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13          Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, in “pdf” format or any other means of electronic transmission shall be an original for all purposes.

Section 11.14          Arm’s Length. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though all parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

[SIGNATURE PAGE FOLLOWS]

61

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

BUYER:		SELLER:

ARC METAL STAMPING, LLC		KECY CORPORATION

By:	/s/ Drew Kelley	By:	/s/ Raymond Cox
Name:	Drew Kelley	Name:	Raymond Cox
Title:	Chief Financial Officer	Title:	President

4111 MUNSON HOLDING, LLC

		By:	/s/ Raymond Cox
Raymond Cox
Manager

JOINING AS PARTIES HERETO FOR THE LIMITED PURPOSES		JOINING AS PARTIES HERETO FOR
OF THE ESCROW, THE ESCROW AGREEMENT, THE ARC		LIMITED PURPOSES OF SECTION
COMMON STOCK, AND THE ESCROW SHARES ONLY:		7.07 AND ARTICLE XI ONLY:

ARC GROUP WORLDWIDE, INC.		/s/ David Zerbey
David Zerbey, individually

By:	/s/ Drew Kelley	/s/ Raymond Cox
Name:	Drew Kelley	Raymond Cox, individually
Title:	Chief Financial Officer

62